Exhibit 5.1

Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Bicycle Therapeutics plc

Blocks A & B, Portway Building

Granta Park, Great Abington

Cambridge

United Kingdom

CB21 6GS

18 June 2024

Ladies and Gentlemen:

Re:	Bicycle Therapeutics plc — Prospectus Supplement — Exhibit 5.1

1.	INTRODUCTION

1.1	We have acted as English legal advisers to Bicycle Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) of a prospectus supplement to be filed on or about the date hereof (the “Prospectus Supplement”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement supplements a registration statement on Form S-3ASR that the Company filed with the SEC on 26 May 2023 (the “Registration Statement”). We have taken instructions solely from the Company.

1.2	The Prospectus Supplement relates to the resale by certain securityholders of up to 37,656,764 ordinary shares with a nominal value of £0.01 each in the capital of the Company (“Ordinary Shares”) represented by up to 37,656,764 American Depositary Shares (“ADSs”), of which 13,781,881 Ordinary Shares are presently in issue and 23,874,883 are Ordinary Shares into which 23,874,883 non-voting ordinary shares of £0.01 each in the capital of the Company may be redesignated.

1.3	4,705,882 non-voting ordinary shares of £0.01 each in the capital of the Company (the “2023 Non-Voting Ordinary Shares”) were offered and sold pursuant to a New York law governed underwriting agreement dated 12 July 2023 by and among Goldman Sachs & Co. LLC, Jefferies LLC and Leerink Partners LLC (formerly known as SVB Securities LLC) as representatives of the underwriters and the Company (the “Underwriting Agreement”) in a registered public offering (the “2023 Offering”).

1.4	6,764,705 ADSs (the “2024 PIPE ADSs”), representing 6,764,705 Ordinary Shares (the “2024 PIPE Ordinary Shares”), and 19,169,001 non-voting ordinary shares of £0.01 each in the capital of the Company (the “2024 Non-Voting Ordinary Shares” and, together with the 2023 Non-Voting Ordinary Shares, the “Non-Voting Ordinary Shares”) were sold, and the 2024 PIPE Ordinary Shares and the 2024 Non-Voting Ordinary Shares were allotted and issued, pursuant to a New York law governed securities purchase agreement between the Company and certain investors dated 23 May 2024 (the “Securities Purchase Agreement”) in a private placement transaction (the “2024 Private Placement”).

1.5	The remaining 7,017,176 ADSs, representing 7,017,176 Ordinary Shares, have been purchased from time to time in open market transactions. Such Ordinary Shares, together with the 2024 PIPE Ordinary Shares, are referred to in this letter as the “Registered Ordinary Shares”).

Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

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1.6	We are rendering this letter at the request of the Company in connection with the Prospectus Supplement.

1.7	Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Prospectus Supplement and headings are for ease of reference only and shall not affect interpretation.

1.8	All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents, as well as such other documentation, opinions and memoranda as we considered appropriate:

2.1	a PDF copy of the Prospectus Supplement to be filed by the Company with the SEC on 18 June 2024;

2.2	a PDF copy of the Registration Statement;

2.3	a PDF executed copy of the Securities Purchase Agreement;

2.4	a PDF executed copy of the Underwriting Agreement;

2.5	a PDF executed copy of a certificate dated 18 June 2024 signed by the Company’s company secretary (the “Secretary’s Certificate”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company’s company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)	a PDF copy of the articles of association of the Company adopted on 16 May 2024 (the “Current Articles”);

(b)	a PDF copy of the articles of association of the Company adopted on 23 May 2019 (the “Prior Articles”);

(c)	a PDF copy of the certificate of incorporation of the Company dated 27 October 2017 and a PDF copy of the certificate of incorporation on re-registration of the Company as a public company dated 22 May 2019;

(d)	a PDF executed copy of the written resolutions of the board of directors of the Company (the “Board” or the “Directors”) passed on 12 July 2023 resolving, inter alia, to: (i) approve the offer, allotment, issue and sale by the Company of the 2023 Non-Voting Ordinary Shares pursuant to the Underwriting Agreement; and (ii) authorise the strategic committee of the Board (the “Strategic Committee”) to fix the number and price of the 2023 Non-Voting Ordinary Shares to be offered in the 2023 Offering (the “2023 Board Written Resolutions”);

(e)	a PDF executed copy of the minutes of a meeting of the Strategic Committee held on 12 July 2023 resolving, inter alia, to: (i) set the final number and price of the 2023 Non-Voting Ordinary Shares; (ii) authorise the execution and delivery of the Underwriting Agreement; and (iii) approve the offer, allotment, issue and sale by the Company of the 2023 Non-Voting Ordinary Shares (the “Strategic Committee Minutes”);

(f)	a PDF executed copy of the written resolutions passed by the Board on 18 May 2024 approving, inter alia: (i) the 2024 Private Placement in principle; and (ii) the constitution of a pricing committee of the Board (the “Pricing Committee”) to approve various matters in connection with the 2024 Private Placement (the “2024 Board Written Resolutions”);

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(g)	a PDF executed copy of the written resolutions passed by the Board on 22 May 2024 approving, inter alia, an increase in the aggregate amount potentially raised under the 2024 Private Placement (together with the 2023 Board Written Resolutions and the 2024 Board Written Resolutions, the “Board Written Resolutions”);

(h)	a PDF executed copy of the written resolutions passed by the Pricing Committee on 23 May 2024 at which it was resolved, inter alia, to: (i) enter into the Securities Purchase Agreement; and (ii) approve the offering and sale of the 2024 PIPE ADSs and the 2024 Non-Voting Ordinary Shares and the allotment and issue of the 2024 PIPE Ordinary Shares and the 2024 Non-Voting Ordinary Shares (the “Pricing Committee Written Resolutions”);

(i)	a PDF executed copy of the resolutions passed by the shareholders of the Company at the annual general meeting of the Company held on 28 June 2021 (the “2021 AGM”) at which it was resolved, inter alia, to authorise the Directors to: (i) allot shares in the capital of the Company or to grant rights to subscribe for or to convert any security into shares in the Company, up to a maximum aggregate nominal amount of £250,000 (the “2021 Allotment Authority”); and (ii) allot equity securities pursuant to the 2021 Allotment Authority as if the statutory pre-emption rights contained in section 561(1) of the Companies Act 2006 (the “Companies Act”) did not apply to such allotment (the “2021 AGM Resolutions”); and

(j)	a PDF executed copy of an extract of the resolutions passed at the annual general meeting of the Company held on 16 May 2024 (the “2024 AGM”) at which it was resolved, inter alia, to (i) authorise the Board for the purposes of section 551 of the Companies Act to allot shares or to grant rights to subscribe for, or convert any security into, shares of the Company, up to a maximum aggregate nominal amount of £1,000,000 (the “2024 Allotment Authority”); and (ii) empower the Board to allot equity securities pursuant to the 2024 Allotment Authority as if the statutory pre-emption rights contained in section 561(1) of the Companies Act did not apply to such allotment (the “2024 AGM Resolutions”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:50 a.m. (London time) on 18 June 2024 (the “Companies House Search”); and

3.2	an online enquiry of the Central Registry of Winding-up Petitions at the Insolvency and Companies List in England and Wales (the “Central Registry”) with respect to the Company, carried out at 10:02 a.m. (London time) on 18 June 2024 (the “Central Registry Enquiry” and, together with the Companies House Search, the “Searches”).

4.	OPINION

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), were are of the opinion that as at the date of this letter:

4.1	the Registered Ordinary Shares and the Non-Voting Ordinary Shares were validly issued, fully paid or credited as fully paid and are not subject to any call for payment of further capital by the Company; and

4.2	upon the redesignation of the Non-Voting Ordinary Shares as Ordinary Shares in accordance with the provisions set out in the Current Articles, such Ordinary Shares will rank pari passu with the other Ordinary Shares in the capital of the Company.

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5.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1	all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.3	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

5.4	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.5	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.6	the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at each date on which the Non-Voting Ordinary Shares are re-designated as Ordinary Shares and ADSs representing such Ordinary Shares are issued (each, a “Bring-Down Date”);

5.7	no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received as at the date of this letter and at each Bring-Down Date;

5.8	the Current Articles remain in full force and effect and no alteration has been made or will be made to the Current Articles as at the date of this letter and as at each Bring-Down Date;

5.9	to the extent that the obligations of the Company under the Registration Statement, the Prospectus Supplement, the Underwriting Agreement and the Securities Purchase Agreement (each a “Relevant Agreement” and together, the “Relevant Agreements”) may be dependent upon such matters, each of the parties to such Relevant Agreement:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)	is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgments, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform the Relevant Agreements;

(d)	is duly qualified to engage in the activities contemplated by the Relevant Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Relevant Agreements;

(e)	is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the relevant courts or arbitral tribunal specified in such Relevant Agreement and has validly submitted to such jurisdiction; and

(f)	has validly authorised, executed and delivered all relevant documents;

and that each of the foregoing remains the case as at each Bring-Down Date;

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5.10	each Relevant Agreement (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that each Relevant Agreement will remain in full force and effect as at the date of this letter and each Bring-Down Date;

5.11	each of the Relevant Agreements remains accurate and complete and has not been amended, modified, terminated or otherwise discharged as at the date of this letter and each Bring-Down Date;

5.12	each of the persons who executed each of the Relevant Agreements on behalf of the relevant parties thereto executed an identical final version of each such document, in each case in the form reviewed by us;

5.13	there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of any of the Relevant Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of each of the Relevant Agreements;

5.14	in relation to the Relevant Agreements and the transactions contemplated thereby and the allotment and issue of the Registered Ordinary Shares and the Non-Voting Ordinary Shares (and, where applicable, the ADSs), the Directors have acted and will act in the manner required by section 172 of the Companies Act and that the allotment and issue of the Registered Ordinary Shares and the Non-Voting Ordinary Shares (and, where applicable, the ADSs) was made in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.15	the Company is, and the Company and each party to the Relevant Agreements will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.16	the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded prior to each Bring-Down Date, and the Prospectus Supplement has been filed with the SEC;

5.17	the Strategic Committee Minutes referred to in paragraph 2.5 (Documents) are a true record of the proceedings described therein, and that the meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Strategic Committee were duly adopted, have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date;

5.18	the resolutions set out in the Board Written Resolutions and the Pricing Committee Written Resolutions referred to in paragraph 2.5 (Documents) were validly passed on the respective dates as written resolutions of the Board or the Pricing Committee, as applicable, in accordance with the Current Articles or the Prior Articles, as applicable, that all eligible Directors (being all the Directors or members of the Pricing Committee, as applicable, who would have been entitled to vote on the matter had it been proposed as a resolution at a Directors’ meeting or meeting of the Pricing Committee, as applicable, but excluding any Director whose vote is not to be counted in respect of a particular matter) have signed one or more copies of the Board Written Resolutions or the Pricing Committee Written Resolutions, that all relevant provisions of the Companies Act and the Current Articles or the Prior Articles, as applicable, were complied with and the Current Articles or the Prior Articles, as applicable, were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date;

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5.19	the 2021 AGM was duly convened and held on 28 June 2021 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the 2021 AGM Resolutions were duly passed and have not been revoked or varied and remained in full force and effect until the date of the 2024 AGM, and that all filings required to be made with Companies House in connection therewith were made within the relevant time limits;

5.20	the 2024 AGM was duly convened and held on 16 May 2024 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the 2024 AGM Resolutions were duly passed and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;

5.21	all of the 2023 Non-Voting Ordinary Shares were allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively, under resolutions 8 and 9, respectively, of the 2021 AGM Resolutions, and that at the time of such allotment and issue that authority and that power remained unutilised to a sufficient extent to enable the allotment and issue of the 2023 Non-Voting Ordinary Shares;

5.22	all of the 2024 PIPE Ordinary Shares and the 2024 Non-Voting Ordinary Shares were allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively, under resolutions 9 and 10, respectively, of the 2024 AGM Resolutions, and that at the time of such allotment and issue that authority and that power remained unutilised to a sufficient extent to enable the allotment and issue of the 2024 PIPE Ordinary Shares and the 2024 Non-Voting Ordinary Shares;

5.23	all of the 2023 Non-Voting Ordinary Shares were duly allotted by the Strategic Committee in accordance with the Prior Articles and the requirements of all applicable laws;

5.24	all of the 2024 PIPE Ordinary Shares and the 2024 Non-Voting Ordinary Shares were duly allotted by the Pricing Committee in accordance with the Current Articles and the requirements of all applicable laws;

5.25	the remaining 7,017,176 Registered Ordinary Shares were duly allotted by the Board or a duly authorised committee thereof pursuant to a valid authorisation of the directors to allot shares pursuant to section 551 of the Companies Act and a valid disapplication of pre-emption rights pursuant to section 570 or 571 of the Companies Act in accordance with the articles of association in effect at the time of such allotment and the requirements of all applicable laws;

5.26	any redesignation of the Non-Voting Ordinary Shares as Ordinary Shares will be carried out in accordance with the provisions of the Current Articles and approved by either the Board or a duly authorised committee or representative thereof;

5.27	the Registered Ordinary Shares and the Non-Voting Ordinary Shares were not allotted or issued at a discount to their nominal value (whether in dollars or equivalent in any other currency);

5.28	at the time of allotment and issue of the Registered Ordinary Shares and the Non-Voting Ordinary Shares, the Company received payment in full for such shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, and the Company entered the holder or holders thereof in the register of members of the Company showing that all such shares had been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;

5.29	the persons authorised and appointed by the Pricing Committee and the Strategic Committee to execute the Securities Purchase Agreement and the Underwriting Agreement, respectively, on behalf of the Company (the “Authorised Signatories”) were so appointed and authorised;

5.30	the persons executing the Securities Purchase Agreement and the Underwriting Agreement, respectively, on behalf of the Company were the Authorised Signatories and their authority had not been revoked;

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5.31	there was at the time of the allotment and issue of the Registered Ordinary Shares and the Non-Voting Ordinary Shares, and there remains, no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of the Registered Ordinary Shares and the Non-Voting Ordinary Shares (or, where applicable, the ADSs);

5.32	the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and will remain so as at each Bring-Down Date, and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

5.33	as at the date of this letter and each Bring-Down Date, none of the parties to the Relevant Agreements has taken any corporate or other action nor have any steps taken or legal proceedings been started against any such party for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, any such party (including the Company) or all or any of its or their assets (or any analogous proceedings in any jurisdiction) and none of the parties to the Relevant Agreements (including the Company) is unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is insolvent or has been dissolved or declared bankrupt;

5.34	all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed and will remain so on each Bring-Down Date;

5.35	there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinion which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.36	all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinion given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.37	all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement and the Prospectus Supplement have been or will be duly made or obtained and are, or will be, in full force and effect;

5.38	we note that the Securities Purchase Agreement and the Underwriting Agreement provide that they are to be governed by and construed in accordance with New York law. We express no opinion as to any matters governed by New York law. As lawyers not qualified in the State of New York, we are not qualified or able to assess the true meaning or import of the terms of the Securities Purchase Agreement and the Underwriting Agreement under New York law, and we have made no investigation of such meaning or import. Therefore, our review of the Securities Purchase Agreement and the Underwriting Agreement has been limited to its terms as they appear to us on their face. We have assumed that the choice of New York law in the Securities Purchase Agreement and the Underwriting Agreement are valid as a matter of New York law and the Securities Purchase Agreement and the Underwriting Agreement and each of their provisions is valid, binding and enforceable under New York law and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under New York law, any court named in the forum selection clauses of the Securities Purchase Agreement and the Underwriting Agreement will have jurisdiction over the parties and the subject matter of any action brought in that court under the Securities Purchase Agreement and the Underwriting Agreement;

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5.39	except to the extent expressly set out in the opinion given in this letter, no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of the Relevant Agreements by any of the parties thereto or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits;

5.40	each person involved in or dealing with the Company in connection with the 2024 Private Placement or the 2023 Offering or otherwise in relation to the allotment and issue of the Registered Ordinary Shares and the Non-Voting Ordinary Shares (and, where applicable, the ADSs) which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 (The general prohibition) of Financial Services and Markets Act 2000, as amended (the “FSMA”)) is an authorised person or exempt person under the FSMA;

5.41	no ADSs, Ordinary Shares or Non-Voting Ordinary Shares have been or shall be offered to the public in the United Kingdom except in circumstances which do not require the publication of a prospectus pursuant to EU Prospectus Regulation (Regulation (EU) 2017/1129) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”), Part VI of the FSMA or of any other United Kingdom laws or regulations concerning offers of securities to the public;

5.42	no communication has been or shall be made in relation to the Registered Ordinary Shares, or the ADSs representing such Registered Ordinary Shares, or the Non-Voting Ordinary Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities; in particular, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the offer and issue of the Registered Ordinary Shares, or the ADSs representing such Registered Ordinary Shares, and the Non-Voting Ordinary Shares has only been communicated or caused to be communicated in circumstances in which there has been no breach of section 21(1) of the FSMA;

5.43	in issuing the Registered Ordinary Shares, and the ADSs representing such Registered Ordinary Shares, and the Non-Voting Ordinary Shares, the Company was not carrying on a regulated activity for the purposes of section 19 of the FSMA;

5.44	all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the Registered Ordinary Shares, and the ADSs representing such Registered Ordinary Shares, and the Non-Voting Ordinary Shares in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act); and

5.45	no application has been or will be made for any ADSs, Ordinary Shares or Non-Voting Ordinary Shares to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

6.	SCOPE OF OPINION

6.1	The opinion given in this letter is limited to English law as it would be applied by English courts on the date of this letter.

6.2	We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinion stated in paragraph 4 (Opinion).

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6.3	We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinion in paragraph 4 (Opinion), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinion in paragraph 4 (Opinion).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5	We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6	The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and is subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7	This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8	We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement or the Prospectus Supplement, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10	This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Companies House Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2	The Central Registry Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry immediately or, in the case of a petition presented to a District Registry and/or County Court in England and Wales, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period since approximately 2016 for petitions presented in London and since approximately 2019 for petitions presented to a District Registry and/or County Court in England and Wales. We have not made enquiries of any District Registry or County Court in England and Wales.

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7.3	The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5	Save for the matters set out in the Secretary’s Certificate, we have made no enquiries of any individual connected with the Company. We have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate.

7.6	If (a) a party to any Relevant Agreement is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) a party to any Relevant Agreement is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of a party to any Relevant Agreement is otherwise affected by Sanctions, then the rights and obligations of such person under such Relevant Agreement may be void and/or unenforceable.

7.7	We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to any Relevant Agreement or any transaction contemplated thereby or otherwise in respect of the allotment and issue of the Registered Ordinary Shares and the Non-Voting Ordinary Shares (and, where applicable, the ADSs).

8.	DISCLOSURE AND RELIANCE

8.1	This letter is addressed to you solely for your benefit in connection with the Prospectus Supplement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the current report on Form 8-K to be filed with the SEC in relation to the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations thereunder.

8.2	This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP